August 24, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Credit Suisse Trust Commodity Return Strategy Portfolio (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to item 77-K of Form N-SAR, as part of the Form N-SAR of Credit Suisse Trust Commodity Return Strategy Portfolio dated August 24, 2015. We agree with the statements concerning our Firm in such Form N-SAR.


Very truly yours,


PricewaterhouseCoopers LLP